Exhibit 99.1

             Provo Compliance Plan Not Approved By AMEX;
                Company to Determine Whether to Appeal

    PEARL RIVER, N.Y.--(BUSINESS WIRE)--March 29, 2005--Provo International, Inc. (formerly Frontline Communications Corp., AMEX:
FNT) announced today that it has received notice from the American Stock Exchange (AMEX) on March 25, 2005, that it will not accept the company's proposed plan of compliance (the "plan"). As in its previous notice, the notice stated that the company is not in compliance with AMEX continued listing standards as a result of having less than $4 million in shareholders' equity, continued operating losses, and a low stock price, pursuant to sections 1003(a)(ii), 1003(a)(iv) and 1003(f)(v) of the company guide. The notice also alleged that the company did not file an application for listing of additional shares in accordance with section 301.
    The company will consider its various alternatives, including whether to appeal the AMEX decision or move to another exchange such as the OTC Bulletin Board. The company must notify AMEX by April 1, 2005 if it intends to appeal, or allow its common stock to stop trading on AMEX.
    Provo's CEO, Stephen J. Cole-Hatchard, expressed extreme dissatisfaction with the AMEX review process and the reason it alleged for not approving the plan. Cole-Hatchard stated that despite the detailed description set forth in the company's plan to regain compliance within the required 18 month time frame, including an executed letter of intent providing for a total of $8.5 million in financing for 4 acquisitions and licensing transactions, the notification letter from AMEX Director of Listing Qualifications James Mollen simply stated, in a conclusory manner, "Exchange Staff ("Staff") has determined that, (sic) the Plan does not make a reasonable demonstration of the Company's ability to regain compliance with the continued listing standards..."
    "Contrary to this statement by AMEX," Cole-Hatchard said, "the plan included quarterly goals for the 18 month period from January 25, 2005 through July 18, 2006 which brought the company well into compliance with AMEX guidelines, including over $6.4 million in shareholder equity at June 30, 2006, and $300,000 in operating profit for the 3 months ending June 30, 2006." Cole-Hatchard added, "I am especially troubled by the fact that Mr. Mollen simply refused to allow the company to even attempt to execute its proposed plan, which would clearly be in the best interests of our 3,000 or so shareholders. With very specific and measurable quarterly goals laid out in the plan, AMEX would certainly have ample oversight opportunity to determine our success or failure on a regular basis, and take action in the event our quarterly goals weren't met. It just doesn't make sense."
    The company identified substantial parts of its plan in announcing the AMEX notice. According to the company, the plan submitted to AMEX included an executed letter of intent with an investment group that has financed the company in the past, providing for a total of at least $8.5 million in financing during the 18 month period. The plan called for restructuring of the company's capitalization, including a reverse stock split to address the low stock price and financing plans, and the retirement of approximately 22 million shares of common stock previously issued in the Provo Mexico acquisition. The plan also included an executed letter of intent with a University in the U.K. providing Provo with an exclusive worldwide licensing agreement for a compound developed by the University for use against viral agents of bio-terror, specifically involving the small pox virus. The plan described this license agreement as the second endeavor for the company in the anti-terrorism industry commonly referred to as "Homeland Security." The company's paycard operations, which allows for the international transfer of money in compliance with the U.S. Patriot Act, is the first, currently being launched by Provo.
    In further commenting on the AMEX notice, Cole-Hatchard also expressed concern over the failure of AMEX to provide a cogent rational which the company could pass along to its shareholders. "Mr. Mollen's letter stated that the plan doesn't make a reasonable demonstration of the Company's ability to regain compliance," Cole-Hatchard said, "but that just isn't true. The plan absolutely brings the company into compliance." "Whatever the real reason," he added, "I just can't understand why AMEX is refusing to allow us the opportunity to take the first few steps in the plan, if for no other reason but to give the shareholders the best chance possible for their company."

    About Provo International Inc.

    Founded in 1995 as Frontline Communications Corporation and currently traded on the American Stock Exchange under the symbol FNT, Provo International Inc. has three operating divisions, involving the sale of internet bandwidth, web development and services, and payroll (paycard) disbursement and transfer products and services.

    The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, and the nature of supplier and customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statements. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.

    CONTACT: For Provo International, Inc.
             Stephen Cole-Hatchard
             845-623-8553
             or
             Investor Relations:
             845-623-8553, ext. 2200
             Fax: 845-623-8669
             investorrelations@frontline.net